Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Discovery Communications, LLC of our report dated February 27, 2018 relating to the consolidated financial statements as of December 31, 2017 and 2016 and for each of the three years in the period ended December 31, 2017, and the financial statement schedule, of Scripps Networks Interactive, Inc. and subsidiaries appearing in the Current Report on Form 8-K/A of Discovery, Inc. dated May 22, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 4, 2019